UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

February 1, 2008
Date of Report (Date of earliest event reported)

HARBOR ACQUISITION
CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32688	56-2518836
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Crown Colony Drive, Suite 104, Quincy, MA 02169
(Address of principal executive offices) (Zip Code)

(617) 472-2805
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

                Elmet Technologies, Inc. (“Elmet”) and the Elmet Stockholders Representative have notified Harbor Acquisition Corporation (“Harbor”) that, effective as of 4:00 pm on February 1, 2008,  Elmet and the Elmet Stockholders Representative have elected to exercise their right to terminate the Stock Purchase Agreement dated October 17, 2006, as amended (the “Stock Purchase Agreement”), relating to the proposed acquisition of Elmet by Harbor, due to the failure of Harbor to obtain stockholder approval of the acquisition within the required timeframe.

Item 8.01. Other Events.

                On February 1, 2008, Harbor issued a press release announcing that (i) Elmet and the Elmet Stockholders Representative have delivered a notice of termination of the Stock Purchase Agreement, (ii) in light of that termination notice from Elmet and the Elmet Stockholders Representative, Harbor now anticipates that the special meeting of the Harbor stockholders which had previously been adjourned until February 8, 2008 will be completed on that date without a formal vote on the Stock Purchase Agreement being taken, (iii) based upon the proxies received from Harbor stockholders through the date of the press release, it appears the Stock Purchase Agreement would not have been approved if such a formal vote were taken and that holders of more than 20.0% of the 13.8 million shares of Harbor common stock issued in Harbor’s public offering would have voted against the acquisition and exercised their rights to convert their shares into a pro rata portion of Harbor’s trust established at the time of the public offering, and (iv) since Harbor now anticipates that it will not be able to complete its proposed acquisition of Elmet by April 30, 2008, the Harbor Board of Directors will consider alternatives that may be in the best interests of the Harbor stockholders, including the adoption of a plan of dissolution and liquidation in accordance with applicable provisions of Delaware law. A copy of that press release is filed as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits

Exhibits.

Exhibit No.	Description
99.1	February 1, 2008.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBOR ACQUISITION CORPORATION

Date: February 1, 2008	By:	/s/ Robert J. Hanks
	Name:	Robert J. Hanks
	Title:	Chief Executive Officer

EXHIBIT INDEX

Number	Description
99.1	Press release dated February 1, 2008.